Exhibit 13.2
                                                                    ------------

     As filed with the Securities and Exchange Commission on August 8, 2002


                                    FORM 6-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Report of Foreign Private Issuer

                        Press Release Dated July 30, 2002

                      Pursuant to Rule 13a-16 or 15d-16 of
                       the Securities Exchange Act of 1934



                            New Skies Satellites N.V.

                              Rooseveltplantsoen 4
                                2517 KR The Hague
                                 The Netherlands

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F

         Form 20-F...X...                                   Form 40-F......


Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934

         Yes......                                          No...X....


If "Yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):...................N/A...........................

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



New Skies Satellites N.V.



By:      /s/ Mary J. Dent
         ---------------------------
Name:    Mary J. Dent
Title:   General Counsel and Member of
         the Management Board


Date:    August 8, 2002

                                           [NEWSKIES SATELLITES LOGO -- OMITTED]

                 New Skies Reports Second Quarter 2002 Earnings

The Hague, The Netherlands, July 30, 2002 - New Skies Satellites N.V. (AEX,
NYSE: NSK), the global satellite communications company, today reported financial results for the three- and six-month periods ended June 30, 2002. Revenues for the quarter were $49.2 million, EBITDA was $26.9 million, and net income was $4.4 million prior to the effect of the adoption of the new accounting principle relating to goodwill, the Statement of Accounting Standards No. 142 (SFAS No. 142), which was introduced on January 1, 2002.

New Skies' adoption of this new accounting standard has resulted in a one-time, non-cash write-down in goodwill of $23.4 million arising from the acquisition in March 2000 of AAPT Sat-Tel, renamed New Skies Networks (NSN), an Australian satellite system integrator and network service provider.

Commenting on the quarter, CEO Dan Goldberg said:

         "This was another solid quarter for New Skies in several respects. With our NSS-7 satellite coming into service towards the end of the quarter and giving us additional desirable capacity, we were able to sign a number of important new long-term contracts that have increased our contractual backlog by five percent over the last quarter to $635 million. However, these new contracts will not have a meaningful impact on overall revenues until later this year.

         "While revenues were down slightly, this was anticipated and is principally a result of the continuing difficult market conditions as well as the delayed deployment of NSS-7. In light of these circumstances, we have continued to carefully manage our costs, which has yielded a reduction in cost of operations and SG&A expenses for the quarter.

         "Finally, and as we indicated in last quarter's earnings announcement, we completed an evaluation of the impact of the recently-adopted accounting rule for the treatment of goodwill. As a result of this evaluation, we have taken a one-time, non-cash charge of $23.4 million relating to the Australian satellite network integration business we acquired in March 2000, New Skies Networks. This adjustment reflects in particular the challenging market in Australia for satellite services as well as reduced valuation levels more generally throughout the telecommunications sector."

For the first half and second quarter 2002, New Skies achieved the following financial results:

o Revenues for the three-month period ended June 30, 2002 were $49.2 million, a decrease of $4.0 million as compared to $53.2 million for the same period in 2001. Revenues for the six-month period ended June 30, 2002 were $101.0 million, compared to $104.4 million in 2001.

o Operating expenses, excluding depreciation and amortization, decreased by $1.2 million from $23.4 million to $22.2 million for the quarter. The decrease is due to a reduction in the cost of monitoring and flying our satellites as well as careful management of certain discretionary spending. Operating expenses decreased $1.4 million in the first half 2002 compared to the same period in 2001.

o Net income for the second quarter 2002 was $4.4 million compared to $8.1 million in the same period in the prior year. The decrease primarily relates to a decrease in revenues for the quarter, increase in depreciation stemming from the launch of the NSS-7 satellite, and lower interest income. Net income before cumulative effect of change in accounting principle for the first half 2002 was $10.8 million, or $0.08 diluted earnings per share, compared to $16.1 million and $0.12 diluted earnings per share for the same period in 2001. Giving effect to the one-time impairment to goodwill associated with NSN, net loss for the first half 2002 was $12.6 million, or ($0.10) per diluted earnings per share, as compared to net income of $16.1 million or $0.12 diluted earnings per share for the same period in 2001. In accordance with applicable accounting guidance, the non-cash charge is retroactively recorded in the first quarter 2002.

o In the second quarter 2002, EBITDA (earnings before interest, taxes, depreciation and amortization) was $26.9 million compared to $29.8 million for the same period in the prior year. EBITDA for the first half of 2002 was $55.5 million, as compared to $57.5 million for the same period in 2001.

o Net cash provided by operating activities was $63.2 million in the first half of the year 2002. At June 30, 2002, the company had more than $50 million in cash and cash equivalents, and no debt.

o Backlog increased to $635 million from $603 million, an increase of $32 million, or five percent from the first quarter 2002.

Highlights:

o In the quarter, New Skies' first new satellite, the high-powered NSS-7 Atlantic Ocean region satellite, was successfully launched and entered into service.

o BT Broadcast Services, one of the world's leading broadcast solutions providers, became one of the first new customers on NSS-7 with a multi-year deal to support the launch of a new African direct-to-home (DTH) television service by Media Overseas, a unit of Vivendi Universal's group.

o CODETEL, a Verizon company, signed for NSS-7 capacity to support a rural telecommunications network linking more than 500 communities throughout the Dominican Republic.

o The International Broadcasting Bureau (IBB) took additional New Skies capacity on NSS-703 to broaden coverage and enhance distribution of their radio and television programming in 53 languages to affiliate stations as well as direct-to-home (DTH) systems across the Indian Ocean region.

o New Skies joined with TVNZ Satellite Services to deliver World Cup 2002 from Korea and Japan to millions of television viewers throughout Asia and Africa. Video feeds from 20 cities spread across Korea and Japan were routed to the International Broadcasting Center in Seoul for uplink to the NSS-703 satellite and distribution to locations throughout Africa and Asia.

o Brazil's Casablanca, one of Latin America's leading providers of post-production and satellite news gathering services, and Pramer, Argentina's leading cable programmer, both signed long-term agreements for television distribution services on the NSS-806 Atlantic Ocean region satellite.

o Dr. Ganguly, currently the chairman of ICI India Ltd., a director on the Central Board of the Reserve Bank of India, and a non-executive director of British Airways plc., was elected to New Skies' Supervisory Board at the company's annual general meeting of shareholders.

About New Skies Satellites (AEX, NYSE: NSK)

New Skies Satellites (AEX, NYSE: NSK) is one of only four fixed satellite communications companies with truly global satellite coverage, offering video, voice, data and Internet communications services to a range of telecommunications carriers, broadcasters, large corporations and Internet service providers around the world. New Skies has six satellites in geosynchronous orbit and ground facilities around the world. The company also has two spacecraft under construction, which are planned to serve the Americas and Asia from two new orbital locations. In line with its growth strategy, the company has secured certain rights to make use of additional orbital positions, including four serving the Americas. New Skies is headquartered in The Hague, The Netherlands, and has offices in London, Johannesburg, New Delhi, Sao Paulo, Singapore, Sydney and Washington, D.C. Additional information is available at: www.newskies.com.

Conference call:

CEO Dan Goldberg and CFO Andrew Browne will host a conference call today at 5 pm
(CET). To listen in please dial +44 (0) 20 8781 0597, passcode "New Skies Satellites, Dan Goldberg."

The conference call will also be available for replay, 24 hours a day for the subsequent five working days. The international dial-in number is + 44 (0) 20 8288 4459; Freephone number 0500 637 880 (UK Only); Passcode: 243092

If for any reason the connection is lost during the call, please dial the alternative number +44 (0) 20 8400 6354 and give the reference `New Skies.'

Should the back-up call be used, the replay recording of that call will be available from July 30 to August 6 by dialing + 44 (0) 20 8797 2499, PIN code 111394#.


For more information, please contact:
Elizabeth Hess,
Corporate Communications, New Skies Satellites                +31 70 306 4133
ehess@newskies.com                                            +31 6 2906 2492
------------------

Boris Djordjevic,
Investor Relations, New Skies Satellites                      +31 70 306 4183
bdjordjevic@newskies.com
------------------------

Frank De Maria, Brunswick                                    +44 20 7404 5959
fdemaria@brunswickgroup.com
---------------------------

Nina Pawlak, Brunswick                                        +1 212 333 3810
npawlak@brunswickgroup.com
--------------------------


Safe Harbor

Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 provide a "safe harbor" for forward-looking statements made by an issuer of publicly traded securities and persons acting on its behalf. New Skies Satellites N.V. has made certain forward-looking statements in this document in reliance on those safe harbors. A forward-looking statement concerns the company's or management's intentions or expectations, or are predictions of future performance. These statements are identified by words such as "intends", "expects", "anticipates", "believes", "estimates", "may", "will", "should" and similar expressions. By their nature, forward-looking statements are not a matter of historical fact and involve risks and uncertainties that could cause New Skies' actual results to differ materially from those expressed or implied by the forward-looking statements for a number of reasons. Factors which may affect the future performance of New Skies include: delays or problems in the construction or launch of future satellites; technical performance of in-orbit satellites and earth-based infrastructure; increased competition and changes in technology; growth of and access to the company's target markets; legal and regulatory developments affecting the company's business; and worldwide business and economic conditions, among other things. These risks and other risks affecting New Skies' business are described in the company's periodic filings with the U.S. Securities and Exchange Commission, including but not limited to New Skies' Annual Report on Form 20-F for the year ended December 31, 2001. Copies of these filings may be obtained by contacting the SEC. New Skies disclaims any obligation to update the forward-looking statements contained in this document.

 New Skies Satellites N.V. and Subsidiaries
Consolidated Balance Sheets

June 30, 2002 and December 31, 2001
(In thousands of U.S. Dollars, except share data)

                                                                       June 30,            December 31,
                                                                         2002                  2001
                                                                  --------------------- ---------------------
                                                                      (unaudited)
Assets

Current Assets
Cash and cash equivalents                                         $          54,219     $         138,268
Trade receivables                                                            41,127                41,981
Prepaid expenses and other                                                    6,035                 9,139
                                                                  --------------------- ---------------------
Total Current Assets                                                        101,381               189,388

Communications, plant and other
  property, net                                                           1,014,231               886,244
Deferred tax asset                                                           10,785                11,441
Goodwill and other assets                                                     2,915                22,730

                                                                  --------------------- ---------------------
TOTAL                                                             $       1,129,312     $       1,109,803
                                                                  ===================== =====================


Liabilities and Shareholders' Equity

Current Liabilities
Accounts payable and accrued liabilities                          $          20,533     $          20,350
Income taxes                                                                 25,962                22,357
Deferred revenues                                                             9,061                 8,848
Satellite performance incentives                                              5,371                 4,610
                                                                  --------------------- ---------------------
Total Current Liabilities                                                    60,927                56,165

Deferred revenues and other liabilities                                       8,694                 3,925
Satellite performance incentives                                             29,990                12,529
                                                                  --------------------- ---------------------
Total Liabilities                                                            99,611                72,619

Shareholders' Equity
Governance preference shares (227,530,000 shares authorized,  par
   value(euro)0.05; none issued)                                                  -                     -
Cumulative preferred financing shares (22,753,000   shares
   authorized, par value(euro)0.05; none issued)                                  -                     -
Ordinary Shares (204,777,000 shares authorized, par value
   (euro)0.05; 130,570,241 issued and outstanding)                            6,026                 6,026
Additional paid-in capital                                                  977,506               976,168
Retained earnings                                                            48,066                60,664
Unearned compensation                                                        (1,273)                (352)
Accumulated other comprehensive loss                                           (624)              (5,322)
                                                                  --------------------- ---------------------
Total Shareholders' Equity                                                1,029,701             1,037,184

                                                                  --------------------- ---------------------
TOTAL                                                             $       1,129,312     $       1,109,803
                                                                  ===================== =====================

New Skies Satellites N.V. and Subsidiaries
Consolidated Statements of Income

Three-month period ended June 30, 2002 and 2001 (Unaudited)
(In thousands of U.S. Dollars, except share data)

                                                                                   Three-month period ended
                                                                                           June 30,
                                                                                  2002                 2001

Revenues                                                                   $           49,167    $          53,163
                                                                           --------------------- --------------------
Operating expenses:
Cost of operations                                                                     12,521               13,034
Selling, general and administrative                                                     9,712               10,336
Depreciation and amortization                                                          19,980               18,587
                                                                           --------------------- --------------------
Total Operating Expenses                                                               42,213               41,957

                                                                           --------------------- --------------------
Operating Income                                                                        6,954               11,206

Interest expense (income) and other, net                                                  133               (1,885)
                                                                           --------------------- --------------------
Income Before Income Tax Expense                                                        6,821               13,091

Income tax expense                                                                      2,456                4,949
                                                                           --------------------- --------------------
Net Income                                                                 $            4,365    $           8,142
                                                                           ===================== ====================

Basic and Diluted Earnings Per Share                                       $             0.03    $             0.06
                                                                           ===================== ====================

Six-month period ended June 30, 2002
  and 2001 (Unaudited)
(In thousands of U.S. Dollars, except share data)
                                                                                    Six-month period ended
                                                                                           June 30,
                                                                                  2002                 2001

Revenues                                                                   $          100,960    $         104,367
                                                                           --------------------- --------------------

Operating expenses:
Cost of operations                                                                     25,510               26,602
Selling, general and administrative                                                    19,951               20,252
Depreciation and amortization                                                          38,632               36,752
                                                                           --------------------- --------------------
Total Operating Expenses                                                               84,093              83,606

                                                                           --------------------- --------------------
Operating Income                                                                       16,867              20,761

Interest expense (income) and other, net                                                   27              (4,975)
                                                                           --------------------- --------------------
Income Before Income Tax Expense                                                       16,840              25,736

Income tax expense                                                                      6,063                9,627
                                                                           --------------------- --------------------
Income Before Cumulative Effect of Change In
     Accounting Principle (A)                                                          10,777               16,109

Cumulative effect of change in accounting principle,
     relating to goodwill in 2002, net of taxes                                       (23,375)                 -

                                                                           --------------------- --------------------
Net (Loss) Income                                                          $          (12,598)   $          16,109
                                                                           ===================== ====================

Basic and Diluted Earnings Per Share Before Cumulative
   Effect of Change In Accounting Principle                                $             0.08    $            0.12
Cumulative effect of change in accounting principle                                     (0.18)                 -

                                                                           --------------------- --------------------
Basic and diluted earnings per share                                       $            (0.10)   $            0.12
                                                                           ===================== ====================

(A) The Company adopted the new accounting standard, SFAS 142, "Goodwill and Other Intangible Assets" as of January 1, 2002, which has resulted in a one-time non-cash write-down of $23.4 million in respect of the acquisition of NSN Pty Ltd in Australia in March 2000. In accordance with the applicable accounting guidance, the adjustment is retroactively recorded in the first quarter 2002.

New Skies Satellites N.V. and Subsidiaries
Consolidated Statements of Cash Flows

Six-month period ended June 30, 2002 and 2001 (Unaudited)
(In thousands of U.S. Dollars)

                                                                            Six-month period ended June 30,
                                                                               2002                 2001
                                                                        --------------------- -------------------

Cash flows from operating activities:
   Net (loss) income                                                    $          (12,598)   $        16,109

Adjustments for non-cash items:
   Depreciation and amortization                                                    38,632             36,752
   Cumulative effect of change in accounting principle                              23,375                -
   Deferred taxes                                                                      656                837
   Amortization of unearned stock compensation                                         417                528

Changes in operating assets and liabilities:
   Trade receivables                                                                   901              6,152
   Prepaid expenses and other                                                        3,128              2,559
   Accounts payable and accrued liabilities                                             19               (638)
   Deferred revenues                                                                 4,921              8,628
   Income taxes payable                                                              3,701              2,024
                                                                        --------------------- ------------------
Net Cash Provided By Operating Activities                                           63,152             72,951
                                                                        --------------------- ------------------


Cash flows from investing activities:
   Payments for communication, plant and other property                           (145,824)          (113,135)
                                                                        --------------------- ------------------
Net Cash Used In Investing Activities                                             (145,824)          (113,135)
                                                                        --------------------- ------------------


Cash flows from financing activities:
   Satellite performance incentives and other                                       (1,485)            (1,693)
                                                                        --------------------- ------------------
Net Cash Used In Financing Activities                                               (1,485)            (1,693)
                                                                        --------------------- ------------------

Effect of exchange rate differences                                                    108               (132)

Net change in cash and cash equivalents                                            (84,049)           (42,009)
Cash and cash equivalents, beginning of period                                     138,268            232,898
                                                                        --------------------- ------------------
Cash and cash equivalents, end of period                                $           54,219    $       190,889
                                                                        ===================== ==================


Cash payments for interest (net of amounts capitalized) were nil for the six months ended June 30, 2002 and 2001. Income tax as paid amounted to $2.0 million during the six-month period ended June 30, 2002 and nil during the six-month period ended June 30, 2001.